Business Entity - Filing Acknowledgement 12/24/2020 Work Order Item Number: W2020122201104-1012971 Filing Number: 20201120189 Filing Type: Articles of Merger Filing Date/Time: 12/14/2020 10:00:00 AM Filing Page(s): 6 Indexed Entity Information: Entity ID: E0127052010-3 Entity Name: IZEA WORLDWIDE, INC. Entity Status: Active Expiration Date: None Commercial Registered Agent CORPORATION SERVICE COMPANY 112 NORTH CURRY STREET, Carson City, NV 89703, USA BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7138 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880 Fax (702) 486-2888 The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, BARBARA K. CEGAVSKE Secretary of State Page 1 of 1 Commercial Recording Division 202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0127052010-3 Filing Number 20201120189 Filed On 12/14/2020 10:00:00 AM Number of Pages 6